Exhibit 10.17

TARGA RESOURCES INVESTMENTS INC.

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the _____ day of May, 2007 (the “Date of Issue”), between TARGA RESOURCES INVESTMENTS INC., a Delaware corporation (the “Company”), and _____________________ (the “Director”).

1. Award. Pursuant to the TARGA RESOURCES INVESTMENTS INC. 2005 STOCK INCENTIVE PLAN (the “Plan”), as of the Date of Issue, TWENTY-FIVE THOUSAND, ONE HUNDRED AND FORTY (25,140) shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share, shall be issued as hereinafter provided in the Director’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by the Director and upon satisfaction of the conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan and of the Stockholders’ Agreement (as defined below), and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan and the Stockholders’ Agreement, including future amendments thereto, if any, pursuant to the respective terms thereof.

2. Definitions. For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Committee” shall mean the committee that administers the Plan or, if a committee has not been appointed under the Plan, the Board of Directors of the Company.

(b) “Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement dated as of October 28, 2005, as amended, among the Company and the other parties thereto, including any later dated Addendum Agreement pursuant to which Director is a party thereto, as the same may be amended from time to time.

3. Restricted Shares. The Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Stockholders’ Agreement; Forfeiture Restrictions. The Restricted Shares shall be subject to the terms of the Stockholders’ Agreement, including without limitation the provisions of Sections 4.1 and 4.2 thereof; provided, however, that any reference to employment in Section 4.1 thereof shall be deemed to include performance or services as a director of the Company for purposes of this Agreement. For purposes of this Agreement and Section 4.1 of the Stockholders’ Agreement, “Original Issuance Date” for the Director shall mean May 7, 2004. The Director agrees that (i) the Director and the Director’s spouse, if any, will, upon request of the Company, execute and deliver to the Company such documents and instruments as the Board of Directors, in its discretion, may require to evidence such persons’ agreement to be bound by the terms of the Stockholders’ Agreement, (ii) the Director shall be deemed to be a “Management Stockholder” thereunder and (iii) the Restricted Shares shall be deemed to be “Management Stock” thereunder. For purposes of this Agreement, the repurchase options and forfeiture provisions to which the Restricted Shares are subject pursuant to Section 4.2 of the

Stockholders’ Agreement are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares as provided in the Stockholders’ Agreement. In the event of any conflict between the terms of this Agreement and the Stockholders’ Agreement (except to the extent this Agreement imposes additional restrictions or obligations on the Director), the provisions of the Stockholders’ Agreement shall control.

(b) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Director’s name, pursuant to which the Director shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Stockholders’ Agreement, including without limitation the Forfeiture Restrictions; and further provided that dividends that are paid other than in shares of the Company’s stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). The Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Shares unless (i) such sale, transfer, pledge, exchange, hypothecation, or disposition is approved of in writing by the Company and (ii) such sale, transfer, pledge, exchange, hypothecation, or disposition is made in accordance with the Stockholders’ Agreement. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture or repurchase of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan, this Agreement and the Stockholders’ Agreement. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Director is a party or otherwise required pursuant to the Stockholders’ Agreement) in the name of the Director in exchange for the certificate evidencing the Restricted Shares.

(c) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

4. Withholding of Tax; Taxes. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Director for federal, state or local tax purposes, the Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Director fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares distributable to the Director under this Agreement) then or thereafter payable to the Director any tax required to be withheld by reason of such resulting compensation income or wages. The Director acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Director as a result of the receipt of the Stock, the lapse of any Forfeiture Restrictions or the repurchase of any stock pursuant to the Forfeiture Restrictions.

5. Status of Stock. The Director agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of the terms and provisions of the Stockholders’ Agreement or any applicable federal or state securities laws. The Director also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of the Stockholders’ Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of the terms and provisions of the Stockholders’ Agreement, including without limitation the Forfeiture Restrictions, or any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Service Relationship. For purposes of this Agreement, the Director shall be considered to be in the service of the Company as long as the Director remains an Employee, Director or Consultant (each as defined in the Plan) of either the Company or an Affiliate (as such term is defined in the Plan). Without limiting the scope of the preceding sentence, it is specifically provided that the Director shall be considered to have ceased service with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization for which the Director serves. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Director the right to continued service with the Company or affect in any way the right of the Company to cause such service to cease at any time. Unless otherwise provided in a written agreement or by applicable law, the Director’s service with the Company may be terminated at any time by either the Director or the Company for any reason whatsoever. Any question as to whether and when there has been a cessation of such service, and the reason therefor, shall be determined by the Committee, and its determination shall be final.

7. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director at his principal place of employment or if sent by registered or certified mail to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8. Entire Agreement; Amendment. This Agreement, together with the Stockholders’ Agreement and that certain Option Surrender Agreement dated as of the Date of Issue by and between the Company and the Director, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Director and the Company and constitutes the entire agreement between the Director and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document and agreed to by the Company and the Director.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

10. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

TARGA RESOURCES INVESTMENTS INC.

By:
Name:	Rene R. Joyce
Title:	Chief Executive Officer

[Director]